UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 21, 2008

Brainstorm Cell Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-61610	20-8133057
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

110 East 59 th Street
New York, New York	10022
(Address of principal executive offices)	(Zip Code)

(212) 557-9000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On December 19, 2007, Brainstorm Cell Therapeutics Inc. (the “Company”) issued 500,000 shares of the Company’s common stock, par value $0.00005 (“Common Stock”), to Ahavas Tzedakah Vechesed, as Tayside Trading Ltd’s assignee, as part of the 1,250,000-share finder’s fee that Tayside Trading Ltd is entitled to over time in connection with the installment investments in the Company made by ACCBT Corporation (as was previously disclosed).

On February 13, 2008, upon exercise of a warrant held by Malcom S. Taub, the Company issued an aggregate of 675,000 shares of its Common Stock to Malcom S. Taub. The aggregate price paid by Mr. Taub for the 675,000 shares was $33.75. The warrant was acquired by Mr. Taub personally from the Company on December 23, 2004 in a private transaction between the parties.

On February 13, 2008, upon exercise of a warrant held by Ernest Muller, the Company issued an aggregate of 225,000 shares of its Common Stock to Ernest Muller. The aggregate price paid by Mr. Taub for the 225,000 shares was $11.25. The warrant was acquired by Mr. Muller personally from the Company on December 23, 2004 in a private transaction between the parties.

On February 18, 2008, upon conversion of a $25,000 8% Convertible Promissory Note, dated as of April 10, 2007, issued by the Company to Morris J. Zakeim, the Company issued 75,937 shares of Common Stock of the Company to Morris J. Zakeim upon receipt of written notice of his election to convert all of the outstanding principal and interest amount of the note into shares of the Company’s Common Stock. The conversion price was $0.35.

On February 21, 2008, upon conversion of a $200,000 8% Convertible Promissory Note, dated as of December 12, 2006, issued by the Company to Eliyahu Weinstein, the Company issued 619,523 shares of Common Stock of the Company to Eliyahu Weinstein upon receipt of written notice of his election to convert all of the outstanding principal and interest amount of the note into shares of the Company’s Common Stock. The conversion price was $0.35.

The issuance of the securities described in this Item 3.02 was effected without registration in reliance on Section 4(2) of the Securities Act of 1933, as amended, as a sale by the Company not involving a public offering. No underwriters were involved with the issuance of such securities. The Company intends to use the net proceeds of the warrant exercises described above for general corporate and working capital purposes.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Brainstorm Cell Therapeutics Inc.

April 3, 2008	By:	/s/ Rami Efrati
Rami Efrati
Chief Executive Officer